Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-127939, 33-126173, 33-44551, 33-56289, 33-64317, 333-46615, 333-59790, 333-65822, 333-75539, 333-75541, 333-75543, 333-91613) of R.H. Donnelley Corporation of our report dated March 15, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 15, 2006